March 21, 2006

MT Ultimate Healthcare Corp.
18301 Von Karman, Suite 250
Irvine, CA 92612
Attn: David Walters, Chief Executive Officer

Dear Mr. Walters:

This letter agreement confirms the engagement of Monarch Bay Management Company, L.L.C. ("MBMC") by MT Ultimate Healthcare Corp. ("MTHC") as consultants to provide chief financial officer and accounting services to MTHC.

     1.  Services.

     (a)  MBMC will perform the consulting services described in Exhibit A
hereto (the "Services").   MBMC will devote such time and effort as is it
deems necessary to provide the Services. MTHC will provide MBMC with all information concerning MTHC which MBMC reasonably deems appropriate in connection with its engagement and will provide MBMC with access to MTHC's officers, directors and advisors. To MTHC's knowledge, all such information will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. MTHC acknowledges that MBMC will be using and relying upon the accuracy and completeness of publicly available information and the information supplied by the Company and its officers in connection with its engagement without independent verification.

     (b) MBMC will keep confidential and not disclose or permit its employees or representatives to disclose confidential information received from MTHC (other than to MBMC employees or agents involved in the performance of services hereunder or otherwise on a need-to-know basis), except as contemplated in this letter agreement, as otherwise may be authorized by MTHC, or as may be required by law. For purposes of this letter agreement, "confidential information" means information provided by MTHC to MBMC that is not otherwise available to MBMC from sources outside of MTHC, and any such information shall cease to be confidential information when it becomes generally available, or comes to MBMC's attention, through other sources that do not, to MBMC's knowledge at the time, involve a violation of this or any similar agreement.

     2. Fees.

     (a) Monthly Fee. For each month during the term of this letter agreement, MTHC will pay to MBMC a fee (the "Monthly Fee) equal to $5,000 in cash; provided that the initial payment for the period from March 21, 2006 through March 31, 2006 will be $2,000 in cash. The Monthly Fee will be due and payable on the first business day of such month and is non-refundable.

     (b)  Option Grant.   MTHC will grant to the Chief Financial Officer made
available by MBMC to MTHC hereunder (the "CFO") an option to purchase 4,500,000 shares (prior to the pending 1:90 reverse stock split) of common stock of MTHC (the "Option"). The Option will vest 20% on the date hereof and thereafter equally per quarter over the next succeeding 8 quarters, and, so long as the CFO remains Chief Financial Officer of MTHC. Should a change of control take place with respect to MTHC at any time during the term hereof, then 100% of the Option shall accelerate and immediately vest. The exercise base price the Option will equal MTHC's ten day average closing price for the
ten days prior to the date of grant.    The Option will be exercisable for a
period of five years from the date of grant. MTHC will register the shares of common stock issuable upon exercise of the Option with the Securities and Exchange Commission on Form S-8 or other suitable form that will permit such shares to be freely traded upon issuance.

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     3.  Expenses.  In addition to the compensation described in Section 2 above, MTHC will reimburse MBMC for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services upon presentation of supporting documentation (including but not limited to a reasonable allocation of payroll and related tax and benefits expense associated with the CFO, travel and entertainment expense incurred in accordance with MTHC policies, and, reasonable fees and expenses of consultants or legal counsel retained by MBMC), provided that such expenses are pre-approved by MTHC. Such reimbursement will be due and payable within five days after MTHC's receipt of MBMC's invoice for same.

     4. Indemnity; Limitation of Liability.

     (a) MTHC will indemnify and hold harmless MBMC against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which MBMC is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this letter agreement or MBMC's performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of MBMC.

     (b) The indemnification provisions shall be in addition to any liability which MTHC may otherwise have to MBMC or the persons indemnified below in this sentence and shall extend to the following: MBMC, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to MBMC in this Section 4 shall be understood to include any and all of the foregoing.

     (c) MBMC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to MTHC for or in connection with this letter agreement or MBMC's performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from MBMC's gross negligence or willful misconduct. In no case shall MBMC's liability (whether direct or indirect, in contract or tort or otherwise) to MTHC for or in connection with this letter agreement or MBMC's performance hereunder exceed the aggregate fees paid by MTHC to MBMC hereunder.

     5. Term of Engagement. The initial term of this letter agreement shall be from the date hereof through March 31, 2007 (the "Initial Term"). After the Initial Term, the term of this letter agreement will automatically be extended for an additional successive one-year periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term. Upon termination or expiration of this letter agreement, neither party will have any liability or continuing obligation to the other, except that: (a) MTHC will remain liable for any Monthly Fees and out-of-pocket expenses incurred up to the time of termination, (b) upon any termination of this letter agreement other than for Cause (as defined below), MTHC shall pay MBMC the balance of the Monthly Fees payable for the Initial Term or any renewal term the in effect, and (c) the provisions of Sections 4, 6 and 7 will survive the
termination or expiration of this letter agreement.   "Cause" as used herein
means termination based on (i) MBMC's material breach of this letter agreement, (ii) conviction of the CFO for (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude whether or not a felony), or (C) any other criminal act against MTHC involving dishonesty or willful misconduct intended to injure MTHC (whether or not a felony), (iii) substance abuse by the CFO, (iv) the failure or refusal of the CFO to follow one or more lawful and proper directives of the Board of Directors delivered to the CFO and MBMC in writing, or (v) willful malfeasance or gross misconduct by the CFO which discredits or damages MTHC

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     6.  Successors and Assigns. The benefits of this letter agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this letter agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

     7. Miscellaneous.

     (a) MTHC is a sophisticated business enterprise that has retained MBMC for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. MTHC recognizes that the consulting relationship is not an exclusive relationship for MBMC or any of its personnel. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter agreement, and each party agrees that there is no fiduciary relationship between them.

     (b) The Services do not include requiring MBMC to engage in any activities for which an investment advisor's registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a "broker's" or "dealer's" registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. MBMC's work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to MTHC. Accordingly, MBMC shall not express any legal opinions with respect to any matters affecting MTHC.

     (c) The validity and interpretation of this letter agreement shall be governed by the law of the State of California applicable to agreements made and to be fully performed therein. MTHC and MBMC agree that if any action is instituted to enforce or interpret any provision of this letter agreement, the jurisdiction and venue shall be Orange County, California.

     (d) This letter agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. Neither this letter agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

Please confirm your agreement by signing and returning a copy of this letter agreement to MBMC.

                                   Very truly yours,

                                   Monarch Bay Management Company, L.L.C.

                                   By: /s/ David Walters
                                      ______________________________
                                       President

Accepted and agreed by:

MT Ultimate Healthcare Corp.

    /s/ Keith Moore
By:__________________________
     Director


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Exhibit A
Services


Chief Financial and Accounting Officer
---------------------------------------
..  Make available William R. Abbott (or another individual acceptable to MTHC in its sole discretion) to serve as Chief Financial Officer of MTHC.
..  Perform all principal accounting and financial officer duties.
.. Direct all finance, accounting and treasury functions including cash forecasting, cash management, operational budgeting, month-end closing, and ensure accuracy and compliance in accounting/financial reporting.
.. Re-engineer the Finance Department - transform finance operations through improved processes, advising on financial performance, evaluation of outsourcing options, best management practices, evaluating/appraising strategic partnerships.
..  Support fundraising activities.
..  Analyze financial and operating information for management to facilitate decision-making and provide input for corrective action, where applicable. .. Recommend/implement improvements to ensure the integrity of the company's financial information and systems.
..  Forecast and monitor financial information against goals and operating strategy.
..  Manage/oversee relationships with independent auditors, banks and investment banking community.
..  Handle financial negotiations with other third party relationships.
..  Prepare quarterly updates to the financial forecast.
..  Lead the financial due diligence efforts.
..  Lead the integration of accounting and finance systems for mergers.